Exhibit 99.2

JOINT NEWS RELEASE

Independent Bank Corp.	Slade’s Ferry Bancorp.
288 Union Street	100 Slade’s Ferry Avenue
Rockland, MA 02370	Somerset, Massachusetts 02726

Investor Contacts:	Investor Contact:
Chris Oddleifson	Mary Lynn D. Lenz
President and Chief Executive Officer	President and Chief Executive Officer
(781) 982-6660	Slade’s Ferry Bancorp.
(508) 742-0501
Denis K. Sheahan
Chief Financial Officer
(781) 982-6341
SLADE’S FERRY BANCORP. SHAREHOLDERS APPROVE MERGER WITH
INDEPENDENT BANK CORP.
ELECTION DEADLINE FOR SLADE’S FERRY SHAREHOLDERS ANNOUNCED
     Rockland, Massachusetts and Somerset, Massachusetts (January 17, 2008). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, and Slade’s Ferry Bancorp. (NASDAQ: SFBC), parent of Slades Bank, jointly announced today that at a Special Meeting of Shareholders held on January 17, 2008 Slade’s Ferry shareholders voted to approve the Agreement and Plan of Merger providing for the acquisition of Slade’s Ferry by Independent Bank Corp. The number of shares of Slade’s Ferry common stock voting to approve the merger agreement represented approximately 98.5% of the shares voted and 74.1% of the total number of outstanding shares.
     The merger is expected to occur on or about March 1, 2008, subject to receipt of regulatory approval and other standard conditions.
     Independent also announced that February 22, 2008 has been set as the deadline for merger consideration elections in connection with the pending merger. Slade’s Ferry shareholders wishing to make an election regarding the consideration they would prefer to receive for their Slade’s Ferry shares must deliver to Computershare Investor Services, the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, by 5:00 P.M., New York City time, on Friday, February 22, 2008.
     Slade’s Ferry shareholders may elect cash, shares of Independent common stock or a combination of the two for their Slade’s Ferry shares. All elections are subject to proration to ensure that 25% of the outstanding shares of Slade’s Ferry common stock will receive cash and 75% of the outstanding shares of Slade’s Ferry common stock will receive shares of Independent common stock. As a result, a Slade’s Ferry shareholder may not receive solely the form of consideration elected, and the extent to which a Slade’s Ferry shareholder receives the form of consideration elected will depend on the elections made by other Slade’s Ferry shareholders.
     Slade’s Ferry shareholders who do not properly deliver such documentation to Computershare Investor Services (at the address specified in the Election Form and Letter of Transmittal) prior to the election deadline will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be allocated Independent common stock and/or cash depending on the elections made by other Slade’s Ferry shareholders.
     Independent and Slades Ferry expect that Election Forms and Letters of Transmittal will be mailed to Slade’s Ferry shareholders next week. Additional copies of such materials may be obtained by contacting MacKenzie Partners, Inc., the information agent, at 800-322-2885.
About Independent Bank Corp.:
     Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has approximately $2.7 billion in assets. Rockland Trust offers commercial banking, retail banking, investment management services, and insurance sales services from: over 50 retail branches, 9 commercial lending centers, and 5 mortgage origination offices located throughout southeastern Massachusetts and on Cape Cod; and, from 4 investment management offices located throughout southeastern Massachusetts, on Cape Cod, and in Rhode Island. To find out more about the products and services available at Rockland Trust, please visit https://www.rocklandtrust.com.
About Slade’s Ferry Bancorp. :
     Slade’s Ferry Bancorp.’s sole bank subsidiary, Slades Bank, currently has approximately $628 million in assets. Slades Bank offers commercial and retail banking services from 9 retail branches located in Somerset, Fall River, and New Bedford, Massachusetts and otherwise in southeastern Massachusetts along the Rhode Island border. To find out more about the products and services available at Slades Bank, please visit https://www.sladesbank.com.

Forward Looking Statements:
     This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results may differ materially from these statements. Such statements include, but are not limited to, the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals. Independent Bank Corp. and Slade’s Ferry Bancorp. wish to caution readers not to place undue reliance on any forward-looking statements. Independent Bank Corp. and Slade’s Ferry Bancorp. disclaim any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.